UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 4, 2021

Premier, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36092	35-2477140
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13034 Ballantyne Corporate Place

Charlotte, NC 28277

(Address of Principal Executive Offices) (Zip Code)

(704) 357-0022

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, $0.01 Par Value	PINC	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Changes in CEO Compensation

On August 5, 2021, based on the recommendation of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Premier, Inc. (the “Company”), the Board approved the following changes to the fiscal 2022 compensation package of Michael J. Alkire, the Company’s President and Chief Executive Officer (“CEO”):

Compensation Element	Fiscal 2021	Fiscal 2022	Percentage Increase
Base Salary	$1,000,000	$1,050,000	5.0%
AIP Target	150%	150%	0%
Equity Target	425%	475%	11.8%

In connection with these changes, the Committee and the Board considered the highly competitive nature of the market for executive talent and the perceived impact that the loss of Mr. Alkire would have on the Company’s ability to implement its operational and strategic goals. In consultation with the independent compensation consultant, the Committee and Board also considered Mr. Alkire’s successful transition into the CEO role, the compensation of the prior CEO and market compensation data. The Board determined it would be in the best interest of the Company and its stockholders to make the compensation changes set forth above to promote retention and recognize and incentivize Mr. Alkire’s continued performance and value to the Company. The change to Mr. Alkire’s Equity Target is effective immediately, and the change to Mr. Alkire’s base salary will be effective September 1, 2021.

Mr. Alkire will also receive compensation under the Company’s standard compensation programs as part of the Company’s annual compensation cycle. Additional information regarding the Company’s compensation programs that apply to Mr. Alkire is set forth in the Company’s proxy statement on Schedule 14A for its 2020 annual meeting of stockholders filed with the Securities and Exchange Commission on October 21, 2020.

Special RSU Grants

On August 4, 2021, the Committee approved a one-time grant of time-based restricted stock units under the Company’s Amended and Restated 2013 Equity Incentive Plan to each of Craig S. McKasson, the Company’s Chief Administrative and Financial Officer, and Leigh T. Anderson, the Company’s President of Performance Services (the “Special RSU Awards”). The Committee considered the highly competitive nature of the market for executive talent and the perceived impact that the loss of Messrs. McKasson and Anderson would have on the Company’s ability to implement its operational and strategic goals, and discussed these matters with the Company’s Chief Executive Officer and the Committee’s independent compensation consultant. The Committee decided that it would be in the best interest of the Company and its stockholders to grant the Special RSU Awards to promote retention and recognize and incentivize Messrs. McKasson’s and Anderson’s continued performance and value to the Company. With the assistance of its independent compensation consultant, the Compensation Committee considered the regular annual equity-based grants received by the executives, market information, share usage and dilution, among other factors, in determining the type and value of special awards to grant to Messrs. McKasson and Anderson to accomplish the objectives above.

The Special RSU Awards consist of restricted stock units (“RSUs”) having a grant date value of $2,000,000 with respect to Mr. McKasson and $3,000,000 with respect to Mr. Anderson. Each RSU represents the right to receive one share of the Company’s Class A common stock upon vesting. The Special RSU Awards will be granted on August 23, 2021 and will vest in full on August 23, 2024, subject to each of Mr. McKasson’s and Mr. Anderson’s continued service to the Company through the vesting date. Unlike the Company’s standard RSU awards, the Special RSU Awards will not vest in whole or in part upon an approved retirement by Messrs. McKasson or Anderson. The foregoing description of the Special RSU Awards is qualified in its entirety by reference to the Form of Special Restricted Stock Unit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Messrs. McKasson and Anderson will also receive compensation under the Company’s standard compensation programs as part of the Company’s annual compensation cycle. Additional information regarding the Company’s compensation programs that apply to Messrs. McKasson and Anderson is set forth in the Company’s proxy statement on Schedule 14A for its 2020 annual meeting of stockholders filed with the Securities and Exchange Commission on October 21, 2020.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1	Form of Special Restricted Stock Unit Agreement under the Amended and Restated Premier, Inc. 2013 Equity Incentive Plan

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Premier, Inc.

By:	/s/ Michael J. Alkire
Name: Michael J. Alkire
Title: President and Chief Executive Officer

Date: August 5, 2021